EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

May 31, 2002

Dear Sir/Madam:

We have read the first five paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of AHL Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Mr. Heinz Stubblefield
      CFO, AHL Services, Inc.